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                               SL Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

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                               EXPLANATORY NOTE

    The Registrant held a shareholder conference call that was simultaneously WebCast on January 15, 2002 at 4:30 PM EST. The script filed herewith served as the basis for the Registrant's remarks, but is not a verbatim transcript.


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Good Afternoon Ladies & Gentlemen

        I would like to take this opportunity to update you on SL Industries and after that have an opportunity for shareholders to ask questions.

        Today, the Company announced net sales from continuing operations for the fourth quarter ended December 31, 2001, were $34,437,000, compared to net sales from continuing operations of $33,968,000 in the third quarter of 2001, and $35,638,000 for the same period in 2000. The decrease from last year is due entirely to the decline in telecommunications and semiconductor business activity. SL Industries began 2002 with a backlog of $54,855,000, as compared to a backlog of $59,066,000 at the beginning of 2001. This decrease of $4,211,000 is also due to decreased orders from telecommunications and semiconductor products, offset in part by increased orders from aerospace, utilities, industrial and medical products. The Company anticipates that income from continuing operations in the fourth quarter of 2001 will be positive. Additionally, the Company will be recording at least a $1 million pre-tax reduction in losses from discontinued operations in the fourth quarter due to the reversal of charges previously taken on the sale of SL Waber, which was completed in the third quarter.

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This is due primarily to the disposition of liabilities for less than their full amount.

        Over the course of the last quarter and even in the aftermath of September 11, there does appear to be greater stability in SL's served markets.

        I would like to bring you up to date on the sales process. In the latter half of calendar year 2000, the Board of Directors began to consider a potential sale of the Company. This was driven by consolidations occurring, such as Emerson Electric acquiring majority control of its power supply business, Tyco with the acquisition of Lucent Power Systems, the merger of BTR and CB into Invensys, that created very well-capitalized billion dollar plus power businesses. Additionally, stock prices of many, if not most, of our competitors were very high in 2000, making it a good time to consider a sale to maximize shareholder value. In late 2000, management and the Board began to interview investment bankers, and on January 18, 2001, management and the Board made the decision to engage Credit Suisse First Boston (CSFB).

        As we discussed previously, the Company received attractive offers for two of its business units. Discussions have progressed well


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with one of the potential purchasers for one of its business units. We are hopeful that the Company will be able to complete the sale of that unit in the near future. The Board and management selected CSFB, one of the premier international investment banking firms, to advise us in our efforts to maximize shareholder value. Throughout 2001, we worked exhaustively with CSFB to explore the sale of the Company or its businesses. With the assistance of CSFB, we engaged in a comprehensive process to solicit and analyze transaction proposals from a number of potential purchasers. The Company initially explored a sale of the entire business, and then the sale of key business segments and of individual business units. Consistent with the Board's current strategy, SL will continue to operate its businesses and strive to maximize value through the timely sale of SL or its business units.

        While we were simultaneously pursuing the sales process, in the latter part of the first quarter of this past calendar year 2001, it became very clear that a dramatic change was occurring with customer push-outs of orders and cancellations. On March 9, 2001, with Cisco's announcement of an earnings warning and what we were seeing in our


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business, it became very clear there was a profound change taking place at least in the telecommunications and semiconductor industries.

        The Company began to act immediately, and in early April announced the first in a series of actions to restructure the business in light of this rapidly changing environment. In the course of 2001, the Company closed two of its manufacturing plants (one by sale and one by consolidation) and in the course of the year closed two engineering and administration facilities, all in the power electronics business. All of the expenditures incurred in connection with these closings were paid from operating cash flows, and the Company ended the 2001 year with debt of approximately $35 million, which is the debt the Company had at the beginning of the year.

        The Company has taken recent actions to strengthen its balance sheet, including the sale of non-operating assets to increase liquidity. We expect to realize cash from these actions of approximately $14 million in the first quarter of 2002, a significant portion of which will be used to pay down debt. Our actions have made it possible to receive indications of interest from several commercial lenders to obtain a new line of credit. We are currently in negotiations to enter into a long-term


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debt facility on, we believe, favorable terms. If the Company is successful in concluding a new line of credit, it will significantly reduce the Company's interest rate as well as enable it to invest in its current businesses and fund other initiatives that may enhance our ability to maximize shareholder value through the sales process.

        That concludes my prepared remarks. We will now proceed with the question and answer portion of our call. We will begin with a few questions from one of our largest institutional shareholders and then open it up to all other callers. In an effort to assure all callers are given the opportunity to participate, there will be a limit to one question. To ask additional questions you must get back in the que. Let's get started. Operator, are representatives from Gabelli on the line? Good afternoon Jason, we will start with your questions.

        Now we will open the meeting to all callers. Operator, who is first in que?

        I feel this has been a very constructive call, and I want to thank you for participating.


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